Exhibit 10.6
Retention Letter Agreement
April 13, 2011
Kevin Boyle
1724 Merryhill Place
McLean, VA 22101
Dear Kevin,
The purpose of this letter agreement (this “Letter Agreement”) is to inform you that in recognition of your contributions to the current and future value of Vangent Holding LLC and its subsidiaries (collectively, the “Vangent Companies”), including, but not limited to, Vangent Holding Corp. and Vangent, Inc., Vangent, Inc. will provide you with an enhanced retention benefit under certain terminations of employment (as described below). You are one of a select number of individuals receiving this benefit, and it is critical that you keep this Letter Agreement confidential and not discuss it with any of your colleagues.
1. Enhanced Retention. In the event that your employment with the Vangent Companies is terminated by them without Cause, or you resign from such employment for Good Reason, within the twelve (12) month period following the closing date of any “change in control”1, Vangent, Inc. shall pay you, provided that you execute and deliver, within thirty (30) days following the date of such termination or resignation (the “Separation Date”), to Vangent, Inc. a valid release agreement substantially in the form attached as Exhibit A hereto (the “Release Agreement”) and you have not revoked such Release Agreement within such 30-day period, (i) continued payments of your annual base salary for a period of twelve (12) months following such termination or resignation,

[1]
For purposes of this Letter Agreement, the term “change in control” means (i) any consolidation or merger of Vangent Holding Corp. or Vangent, Inc. with or into any other entity or any other corporate reorganization of Vangent Holding Corp. or Vangent, Inc., other than any such transaction immediately following which the stockholders of Vangent Holding Corp. or Vangent, Inc. immediately prior to such consolidation, merger or reorganization are the beneficial owners (as such term is defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of at least fifty percent (50%) in the aggregate of the total voting power of all classes of capital stock of the resulting, surviving or reorganized entity then outstanding and normally entitled to vote on the election of directors; (ii) any transaction, or series of related transactions, to which Vangent Holding Corp. or Vangent, Inc. is a party in which capital stock of Vangent Holding Corp. or Vangent, Inc. constituting in excess of fifty percent (50%) of the total voting power of all classes of capital stock of such entity then outstanding and normally entitled to vote on the election of directors is issued or sold to any “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (excluding the Vangent Companies); or (iii) the sale of all or substantially all of the assets of Vangent Holding Corp. or Vangent, Inc. to any “person” or “group” (excluding the Vangent Companies).

4250 N. Fairfax Drive, Suite 1200 • Arlington, VA • 22203 • 703-284-5600 • www.vangent.com beginning on the first payroll date that occurs forty-five (45) calendar days following the Separation Date, payable in accordance with Vangent, Inc.’s regular payroll policy and (ii) an amount equal to the pro rata portion of your bonus under the Vangent, Inc. Incentive Compensation Plan that would have been payable based on Vangent, Inc.’s projected performance as of the Separation Date through the remainder of the calendar year, payable on the first payroll date that occurs forty-five (45) calendar days following the Separation Date. In the event of such termination or resignation, group health insurance coverage (including dental and vision insurance benefits) shall continue through the end of the month following your last day of employment, and, effective with the end of coverage, you will be eligible for continued medical coverage (including dental and vision insurance benefits) under COBRA for a period of eighteen months. In the event of such termination or resignation, if you elect medical coverage under COBRA, Vangent, Inc. will pay, beginning forty-five days following the Separation Date, provided that you execute and deliver to Vangent, Inc., within thirty (30) days following the Separation Date, the Release Agreement and you have not revoked such Release Agreement within such 30-day period, the standard employer’s portion of the premium (76%), in which case you will pay the remaining portion (24%) of the premium. You will make premium payments for COBRA directly to the COBRA administrator. Information about COBRA benefits and costs will be mailed from our COBRA Administrator to your address on record within two weeks of your Separation Date. Payments that would otherwise have been owed to you prior to the 45th day after the Separation Date shall be made to you on the 45th day after the Separation Date.
For purposes of this Letter Agreement, (A) “Cause” means the occurrence of any of the following: (i) the willful engagement by you in conduct that causes material harm to any of the Vangent Companies, whether such harm is monetary or otherwise; (ii) your conviction or indictment for a felony; (iii) your willful malfeasance or willful misconduct in connection with your duties which is not cured, if curable, within thirty (30) days of your receipt of written notice; (iv) your failure to comply with a material provision of any of the Vangent Companies’ policies or procedures which is not cured, if curable, within thirty (30) days of your receipt of written notice; or (v) your breach of any covenant set forth in Section 2 of this Letter Agreement which is not cured, if curable, within thirty (30) days of your receipt of written notice; and (B) “Good Reason” means the occurrence of any of the following (i) relocation of your primary place of employment (defined as where you work at least an average of three days per week in the course of a calendar year) more than 35 miles from your primary place of employment at the time of execution of this Letter Agreement without your consent, (ii) any reduction in your current base salary or target incentive compensation, unless such reduction is part of an across-the-board reduction of senior management salaries, or (iii) a material diminution or change in your job duties or responsibilities as they existed at the time of execution of this Letter Agreement, provided, that, the Vangent Companies shall have thirty (30) days after receipt of notice from you in writing specifying the deficiency that would result in Good Reason to cure such deficiency.

2. Non-Compete & Non-Solicitation Restrictions.
(a) In consideration for the benefits provided herein, during your employment with any of the Vangent Companies and for a period of twelve (12) months following the termination of your employment with the Vangent Companies by them without Cause or your resignation from employment with the Vangent Companies for Good Reason (such period of employment and the twelve-month period immediately thereafter, the “Noncompetition Period”), you shall not directly or indirectly provide the same services as you provide to any of the Vangent Companies or otherwise assist any person or entity which engages or proposes to engage in (x) the government services business that is competing for contracts either held by or actively being bid on by the Vangent Companies, at the time of your termination of employment or resignation, provided, however, that the foregoing restriction shall not apply if your employment is terminated for any reason (including, but not limited to, your resignation) twelve (12) months following the closing date of any change in control.
(b) In consideration for the benefits provided herein, you agree that, during the Noncompetition Period, you shall not induce, attempt to induce, solicit or attempt to solicit (x) any party who is a customer of any of the Vangent Companies as of the Separation Date, who was a customer of any of the Vangent Companies at any time during the twelve (12) month period immediately prior to the date on which your employment terminates, or who is a prospective customer who has been identified and targeted by any of the Vangent Companies as of the Separation Date, to terminate, reduce or alter negatively its relationship with such Vangent Companies, or in any manner interfere with any agreement or contract between any of the Vangent Companies and such party, for the purpose of marketing, selling or providing to any such party either (i) any services or products offered by or available from any of the Vangent Companies as of the Separation Date or (ii) any services or products which any of the Vangent Companies has plans to offer or make available and has taken actions in furtherance of offering or making available and of which you have knowledge, as of the Separation Date, or (y) any supplier to any Vangent Company to terminate, reduce or alter negatively its relationship with any such Vangent Company or in any manner interfere with any agreement or contract between any such Vangent Company and such supplier; provided, however, that the term “customer” with respect to any agency, branch or instrumentality of the United States Government, or with respect to any agency, branch or instrumentality of a state or local government, is intended to cover the specific program offices or activities which any of the Vangent Companies pursue or performs work for within such agency, branch or instrumentality of the United States Government, or such state or local government, and not the agency, branch or instrumentality as a whole. Notwithstanding anything contained herein to the contrary, the foregoing restriction shall not apply if your employment is terminated for any reason (including, but not limited to, your resignation) after the expiration of twelve (12) months following the closing date of any change in control.

(c) In consideration for the benefits provided herein, you agree that, during the Noncompetition Period, you shall not (x) directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on your own behalf or on behalf of any other person) any Specified Employee, or any consultant to any Vangent Company engaged in connection with the operations of the Company with a direct interaction with the Company’s client and customers, to leave his or her employment with, or engagement by, the Vangent Companies, or (y) hire a Specified Employee, or engage such consultant, provided, however, that the foregoing restriction shall not apply in the event that the termination of your employment with any of the Vangent Companies occurs subsequent to the twelve (12) month period following the closing date of any change of control. For purposes of this Section 2, “Specified Employee” shall mean any individual who is or was an employee of any of the Vangent Companies as of your date of termination or during the 180-day period ending on your date of termination.
3. At-Will Employment. Nothing in this Letter Agreement should be construed as a promise of employment for any particular time period. You are and remain an employee at will.
4. Confidentiality. You agree that the existence and provisions of this Letter Agreement, and the details and/or existence of any potential transaction involving the Vangent Companies, will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever at any time prior to any change in control; provided however, that: (a) you may disclose this Letter Agreement to your spouse, provided that you obtain assurances from him/her that he/she will keep the provisions of this Letter Agreement in strictest confidence and will not publicize or disclose its provisions in any manner whatsoever; (b) you may disclose this Letter Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors, if necessary; and (c) you may disclose this Letter Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. If you breach the obligations contained in this paragraph, you shall not be entitled to any monies or benefits that would otherwise be payable to you pursuant to this Letter Agreement. Moreover, you shall be required to immediately repay to Vangent, Inc. any monies or benefits that were previously paid to you pursuant to this Letter Agreement.
5. Entire Agreement. This Letter Agreement contains the entire agreement between you and Vangent, Inc. with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.
6. Waiver and Amendments. This Letter Agreement may be amended, modified, superseded, or canceled, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

7. Compliance with Law. This Letter Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other guidance of general applicability that are issued thereunder (collectively, “Section 409A”). To the extent that any provision in this Letter Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder shall comply with Section 409A.
8. Remedies. You hereby acknowledge and agree that your breach or threatened breach of any of the restrictions set forth in Section 2 or 4 will result in irreparable and continuing damage to the Vangent Companies for which there may be no adequate remedy at law and that the Vangent Companies shall be entitled to seek equitable relief, including specific performance and injunctive relief, as remedies for any such breach or threatened or attempted breach, without requiring the posting of a bond. You hereby consent to the grant of an injunction (temporary or otherwise) against you or the entry of any other court order against you prohibiting and enjoining you from violating, or directing you to comply with any provision of Section 2 or 4, if such is issued by a court of competent jurisdiction. You also agree that such remedies shall be in addition to any and all remedies, including damages, available to the Vangent Companies for such breaches or threatened breaches.
9. Severability. If any provision of this Letter Agreement is invalid or unenforceable, the balance of this Letter Agreement shall remain in effect. You acknowledge that the restrictive covenants contained in Section 2 is a condition of this Letter Agreement and are reasonable and valid in temporal scope and in all other respects.
10. Governing Law and Venue. This Letter Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia without regard to conflicts of laws principles thereof. The parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the Commonwealth of Virginia, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Letter Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Letter Agreement may not be enforced in or by such courts.
11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY AGREES TO WAIVE ITS, HIS OR HER RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LETTER AGREEMENT OR ANY DEALINGS BETWEEN OR AMONG ANY OF THE PARTIES HERETO RELATING TO THE SUBJECT MATTER OF THIS LETTER AGREEMENT.

12. Assignability by the Vangent Companies and the Employee. This Letter Agreement, and the rights and obligations hereunder, may not be assigned by any Vangent Company without your prior written consent and may not be assigned by you without the prior written consent of Vangent; provided, however, that any Vangent Company may assign its rights and/or obligations described herein to the successor or assignee of all or a substantial portion of its business.
13. Withholding. All payments by the Company described in this Letter Agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law.
14. Counterparts. This Letter Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. This Letter Agreement or any counterpart hereto may be executed and delivered by facsimile copy, which shall be deemed to be an original.

Please acknowledge your understanding of and agreement to the provisions of this Letter Agreement by signing, dating and returning a copy of this letter to me within seven (7) days of the date of this Letter Agreement.

Very truly yours, VANGENT, INC.
By:	/s/ John M. Curtis
Mac Curtis
President & CEO
AGREED TO AND ACCEPTED AS OF
THE DATE FIRST SET FORTH ABOVE:
EMPLOYEE:

/s/ Kevin T. Boyle Kevin Boyle
DATE: April 19, 2011

Exhibit A
Release Agreement
In consideration of the payments and other benefits set forth in the Retention Letter Agreement dated                       (the “Retention Agreement”), to which this form is attached, I, [           ], hereby furnish Vangent Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).
I hereby release, and forever discharge the Company, The Veritas Capital Fund III, L.P. and each of their officers, directors, agents, employees, stockholders, equityholders, successors, assigns, affiliates and benefit plans, all of their past and present officers, directors, agents, and insurers, in all capacities, including individually (all of which organizations and persons are hereinafter collectively identified as the “Company Parties”), from any and all claims, demands, actions, indemnities, liabilities, or obligations of whatever kind and nature, which I may have had, may now have, or may hereafter claim to have through the date this Release and Waiver is executed, whether known or unknown, contingent or otherwise, at law or in equity, including, without limitation, with respect to any claims relating to my employment and the termination of my employment, all compensation and benefits relating to my employment (including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation); any claim of discrimination based on my race, color, religion, sex, national origin, or disability, if any; any claim that the Company Parties have violated any federal, state or local statute, regulation, or ordinance, including, without limitation, the Age discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act; the Americans with Disabilities Act, 42 U.S.C. 12101 et seq., and any claim that the Company Parties have wrongfully terminated my employment or breached any oral, written, express, or implied employment agreement; any claim that the Company Parties have intentionally or negligently inflicted emotional distress, mental anguish or humiliation on me; any claim of the breach of any implied covenant of good faith and fair dealing; any claim of damages, monetary or other personal relief, and/or attorney’s fees in any administrative and/or judicial proceeding initiated by me, by any third party on my behalf, or by any governmental authority prior to or following my execution of this Release and Waiver; any claim of libel, slander and/or defamation of character; any retaliation, “whistleblower,” or public policy claim; and any other claim of whatever kind not specifically identified in this Release and Waiver; provided, however, that this release does not extend to and will not release the Company from any of its obligations under the Retention Agreement.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an Executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the Release and Waiver granted herein does not relate to claims which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney, at my expense, prior to executing this Release and Waiver (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I am entitled to revoke my consent to this Release and Waiver within seven (7) days following the execution of this Release by delivering written revocation notice to Vangent, Inc. 4250 N. Fairfax Drive, Suite 1200, Arlington, VA. 22203 Attention: Chairman of the Board of Directors and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired. If I timely revoke this Release and Waiver after signing it, this Release and Wavier will become null and void and the Company will have no obligation to provide me any of the consideration given for this Release and Waiver.
Name: